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                                                                    EXHIBIT 99.3



PRESS RELEASE


INVESTOR RELATIONS CONTACT                 PUBLIC RELATIONS CONTACT
Carol Prado                                William Blanning
Manager of Shareholder Services            Senior Director, Corporate Communications
949-450-8700                               949-450-8700
cprado@broadcom.com                        blanning@broadcom.com

Public Relations Contact                   Financial Analyst Contact

Cristine Morris                            William J. Ruehle
Director of Corporate Communications       Vice President and Chief Financial Officer
949-450-8700                               949-450-8700
cmorris@broadcom.com                       billr@broadcom.com


               BROADCOM CORPORATION ANNOUNCES 2-FOR-1 STOCK SPLIT

IRVINE, Calif. - January 26, 1999 - Broadcom Corporation (Nasdaq: BRCM) today announced that its Board of Directors approved a 2-for-1 stock split of its Common Stock, which will be effected in the form of a 100 percent stock dividend. Holders of Broadcom's Class A Common Stock will receive one additional share of Class A Common Stock for every share held on the record date of February 5, 1999. The additional shares will be distributed on or about February 17, 1999, by the Company's transfer agent, U.S. Stock Transfer Corporation.

The Company's Class A Common Stock is traded on the Nasdaq National Market.

A comparable stock dividend will be distributed to holders of Broadcom's Class B Common Stock, which is not publicly traded. After the distributions, Broadcom will have outstanding approximately 28 million shares of Class A Common Stock and approximately 62 million shares of Class B Common Stock.

                                     -more-
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Broadcom Corporation Announces 2-For-1 Stock Split
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U.S. Stock Transfer Corporation may be contacted at 818-502-1404 or at
http://www.usstock.com.

ABOUT BROADCOM

Broadcom Corporation is a leading developer of highly integrated silicon solutions that enable broadband digital data transmission to the home and within the business enterprise. Using proprietary technologies and advanced design methodologies, the Company has designed and developed integrated circuits for some of the most significant broadband communications markets including the markets for cable set-top boxes, cable modems, high-speed networking products, direct broadcast satellite and terrestrial digital broadcast, and digital subscriber line (xDSL). Broadcom's world headquarters is located in Irvine, California, and may be contacted at 949-450-8700 or at http://www.broadcom.com.


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Broadcom is a registered trademark of Broadcom Corporation.